Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 26, 2009, is made by and between Keystone Automotive Holdings, Inc., a Delaware corporation (the “Company”), and Richard S. Paradise (“Executive”).

WHEREAS, the Company has offered, and Executive has accepted, a position of employment with the Company as the Company’s financial senior vice president effective March 2, 2009 and will then assume the position of chief financial officer and executive vice president, effective Monday, April 6, 2009.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In this Agreement:

“Base Salary” has the meaning given to that term in Section 3(a).

“Benefits” means, collectively, all of the employee benefit programs, including, without limitation, medical and dental plans and retirement plans, for which senior executive employees of the Company and its Subsidiaries are generally eligible.

“Board” means the Board of Directors of the Company.

“Cause” means Executive (i) commits, or is charged with, a felony or other crime involving moral turpitude; (ii) engages in willful misconduct or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his employment; (iii) engages in the abuse of alcohol or illegal drugs causing the Company or any of its Subsidiaries material disrepute or economic harm or materially adversely affecting Executive’s ability to perform his duties, responsibilities and functions hereunder; (iv) refuses to perform his material obligations under this Agreement (except in connection with a Disability) as reasonably directed by the Board, which failure is not cured within 15 days after written notice thereof to Executive; (v) misappropriates one or more of the Company’s assets or business opportunities; or (vi) breaches Section 5, 6 or 7 hereof which breach, if capable of being cured, is not cured within 10 days after written notice thereof has been delivered to Executive.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for a continuous period of 180 days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify Executive for benefits under the terms of that plan or as determined by an independent physician to the extent no such plan is then in effect. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Employment Period” means the period commencing on the date hereof and ending on the Expiration Date or such earlier date as contemplated in the proviso to Section 4(a).

“Expiration Date” means the third anniversary of the date hereof; provided, that if a written notice is not given by the Company or Executive at least 90 days prior to such anniversary (or any subsequent anniversary if this Agreement is extended) stating that such party is electing to terminate the Employment Period, then the Expiration Date will automatically be extended to the next anniversary of the date hereof.

“Expiration Year” means the calendar year in which the Employment Period expires.

“Good Reason” means: (i) Executive’s compensation is reduced in a manner not in accordance with the provisions for any such reduction provided by this Agreement; (ii) Executive’s duties or authority are changed, without his permission, in a manner materially inconsistent with his role as chief financial officer and executive vice president or they are adversely changed or reduced; iii) if principal location of employment (Parsippany, New Jersey as of the date hereof) is moved in excess of 50 miles further from employee’s current residence as of the date hereof; or (iv) there is otherwise a material breach of this Agreement by the Company.

“Non-Compete Period” means the period commencing on the date hereof and ending 12 months after Executive’s termination of employment.

“Termination Year” means the calendar year in which the Employment Period is terminated.

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

2. Employment, Position and Duties.

(a) The Company shall employ Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the Employment Period.

(b) During the Employment Period, Executive shall serve as the chief financial officer and executive vice president of the Company and shall perform the normal duties, responsibilities and functions of the chief financial officer and executive vice president of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of the Company in a manner consistent with the traditional responsibilities of such office.

(c) During the Employment Period, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct, (ii) report to the Company’s chief executive officer and the Board, and devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity and except that Executive may, with the consent of the Board (which consent shall not be unreasonably withheld) serve as a director of an unrelated Person that is not engaged in a Competing Business (as defined below)) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Board all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its subsidiaries and unless approved by the Board in writing, Executive shall not pursue, directly or indirectly, any such opportunities on Executive’s own behalf. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and professional manner.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be a minimum of $350,000 per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. Executive’s Base Salary will be subject to review and increase or decrease (but not below the Base Salary in effect on the date of this Agreement) by the Board on or about January 1 of each fiscal year during the Employment Period. In addition, during the Employment Period, Executive shall be entitled (i) to participate in all of the Benefits and (ii) an automobile allowance of $150.00 per week, payable in accordance with the Company’s general payroll practices in effect from time to time.

(b) Executive shall be entitled to twenty (20) days of paid vacation each calendar year, which will accrue in accordance with the Company’s vacation policies in effect from time to time. Any vacation not taken in any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

(c) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties, responsibilities and functions under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) In addition to the Base Salary, during the calendar year following the end of each fiscal year during the Employment Period, the Board shall award a bonus to Executive in an amount to be determined by the Board (with a target of 70% of Executive’s Base Salary in effect at the end of such fiscal year) based upon Executive’s performance and the Company’s achievement of operating targets established by the Board (or any compensation committee thereof) in consultation with Executive at the beginning of such fiscal year.

(e) Executive will be indemnified and defended for acts performed (or omissions made) in his capacity as an officer or director of the Company to the fullest extent specified in the Company’s certificate of incorporation and bylaws and as permitted under Delaware law.

4. Termination and Payment Terms.

(a) The Employment Period shall end on the Expiration Date; provided, that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation, death or Disability and (ii) the Employment Period may be terminated by resolution of the Board, with or without Cause at any time prior to such date. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) If the Employment Period is terminated prior to the Expiration Date:

(i) (A) by resolution of the Board (other than for Cause) or by Executive resigning for Good Reason, (B) as a result of Executive’s death or Disability, or (C) if the Employment Period expires on the Expiration Date, Executive shall be entitled to receive (1) all previously earned and accrued but unpaid Base Salary and accrued vacation and unpaid business expenses up to the date of such termination or the Expiration Date, as applicable, (2) any bonus (if any) earned by Executive for the fiscal year prior to the Termination Year or the Expiration Year, as applicable, but then unpaid, (3) the pro rata portion of Executive’s target bonus during the Termination Year or the Expiration Year, as applicable, (to the extent targets thereunder are achieved for such year after such termination or expiration,) pro rated based on the number of days of the Termination Year or the Expiration Year, as applicable, prior to the date of termination or the Expiration Date, as applicable, which payment shall be made when the bonus payments for such Termination Year or the Expiration Year, as applicable, are otherwise due; (4) severance pay in the full amount of Base Salary at the time of termination or expiration from the date of termination or the Expiration Date, as applicable, through the period ending on the first anniversary of the date of termination or the Expiration Date, as applicable, payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time, and (5) continuation of Executive’s participation in the Company’s health benefits plans at the Company subsidized rate during the one year severance period. .

(ii) for any other reason, including as a result of Executive’s voluntary resignation for other than Good Reason or by resolution of the Board for Cause, Executive’s sole entitlement shall be to receive all previously earned and accrued but unpaid Base Salary, vacation and unpaid business expenses up to the date of such termination or expiration and Executive shall not be entitled to any further Base Salary, bonus payments or Benefits for that year or any future year, except as required by law, or to any other severance compensation of any kind.

(c) Executive agrees that: (i) Executive shall be entitled to the payments and services provided for in Sections 4(b)(i)(3), 4(b)(i)(4), and 4(b)(i)(5), if any, if and only if Executive has executed and delivered the Release attached hereto as Exhibit A (the “Release”) and such Release is no longer subject to revocation, if applicable, within sixty (60) days following Executive’s termination of employment and Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants or any representation or warranty or covenant in the Release at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period. To the extent any such payments and/or services are not “deferred compensation” for purposes of Code Section 409A, then such payments or services shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed services shall in any event expire at the time such services would have expired had such services commenced immediately following Executive’s termination of employment. To the extent any such payments and/or services are not “deferred compensation” for purposes of Code Section 409A, then such payments or services shall be made or commence upon the sixtieth (60) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed services shall in any event expire at the time such services would have expired had such services commenced immediately following Executive’s termination of employment. For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d) Except as stated above, any payments pursuant to Section 4(b) shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices in effect on the date of termination and following such payments the Company shall have no further obligation to Executive pursuant to this Section 4 except as provided by law. All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes. The Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e) Executive hereby agrees that except as expressly provided herein, no severance compensation of any kind, nature or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for severance compensation.

(f) Except as provided in Sections 4(b)(i) and 4(b)(ii) above, all of Executive’s rights to Benefits hereunder (if any) shall cease upon the termination or expiration of the Employment Period.

5. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including trade secrets) that will be obtained by him while employed by the Company concerning the business or affairs of the Company and its Subsidiaries (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that, except as required by law or court order, including, but not limited to, depositions, interrogatories, court testimony, and the like, he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries which he may then possess or have under his control.

(b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during this employment with the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods,

designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he shall become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning the Company and its Subsidiaries (and their respective predecessor companies) and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during the Employment Period and thereafter until the end of the Noncompete Period, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means any business that is substantially the same as, or competitive with, the business of the Company, including, without limitation, any business involving the distribution or marketing of after market specialty automobile parts.

(b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any executive of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any executive thereof, (ii) hire any person who was an executive of the Company or any Subsidiary at any time within the one year period before Employee’s termination from employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

(c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by Executive of any hereunder (including, of the provisions of this Section 7, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

8. Company’s Obligations. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to satisfy any obligation owing to Executive without limitation, any payment obligation) by causing Keystone Automotive Operations, Inc. or any other Subsidiary of the Company to satisfy such obligation on behalf of the Company. In the event the Company fails to, or elects not to, satisfy any obligation owing hereunder to Executive, Executive shall have the right to seek satisfaction of such right against Keystone Automotive Operations, Inc. or any other Subsidiary of the Company or where satisfaction of such obligation has still not been made, against the Company.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT HE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING HIS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED HERETO AS EXHIBIT A AND THAT HE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

10. Survival. This Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notice to Executive:

Richard S. Paradise
8 Petti Lane
Edison, NJ 08820

Notice to the Company:

Keystone Automotive Holdings, Inc.
44 Tunkhannock Avenue
Exeter, PA 18643
Attention: Chief Executive Officer and President
Fax: (570) 655-8203

With copies (which shall not constitute notice to the Company):

Bain Capital Partners, LLC
745 Fifth Avenue
New York, NY 10151
Attention: Stephen Zide
Fax: (212) 421-2225

Kirkland & Ellis, LLP
153 East 53rd Street
New York, NY 10022
Attention: Eunu Chun
Fax: (212) 446-4900

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, one business day after being so sent or five business days after being so mailed.

12. Complete Agreement. This Agreement and the Equity Documents (as defined below) embody the complete agreement and understanding between the parties hereto and supersede and preempt any prior understandings, agreements, or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way. For purposes of this Agreement, “Equity Documents” means, collectively, in the event that the Executive is granted stock options in the Company, (i) the Company’s 2003 Executive Stock Option Plan, (ii) any Option Agreement, executed by and between the Company and Executive, and if options are so granted, (iii) the Stockholders Agreement, dated October 30, 2003, by and among the Company and the Company’s stockholders from time to time parties thereto and (iv) the Registration Rights Agreement, dated October 30, 2003, by and among the Company and the Company’s stockholders from time to time parties thereto, in each case, as such document may be amended, restated or otherwise modified from time to time in accordance with its terms.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns; provided, that the services provided by Executive under this Agreement are of a personal nature and rights and obligations of Executive under this Agreement shall not be assignable.

15. Choice of Law; Jurisdiction. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS, WHETHER OF THE STATE OF DELAWARE OR OTHERWISE, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.

18. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this section after the termination of the Employment Period, the Company shall reimburse Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay Executive a reasonable amount per day for his time spent.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Stuart B. Gleichenhaus
Name:	Stuart B. Gleichenhaus
Title:	Interim Chief Financial Officer

/s/ Richard S. Paradise
RICHARD S. PARADISE

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this      day of             , 20    , by and between Keystone Automotive Operations, Inc., a Delaware corporation (the “Company”), and Richard S. Paradise (“Executive”).

PRELIMINARY RECITALS

A. Executive’s employment with the Company has terminated.

B. Executive and the Company are parties to an Employment Agreement, dated as of [            ], 2009 (the “Agreement”).

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, managers and employees, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

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2. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3. Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6. Executive certifies and acknowledges as follows:

(a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

(d) That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment;

(e) That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Agreement and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof;

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(f) That he has seven (7) calendar days after signing this Release within which to rescind the portion of this Release relating to Claims (as defined below) arising under the ADEA or any other federal, state, or local law that requires inclusion of such rescission right on any release of Claims arising under such laws, in writing and delivered to the Company;

(g) That Executive shall not be entitled to any of the benefits specified in the Agreement if Executive rescinds all or any portion of this Release; and

(h) That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

7. The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, Executive will not disparage the Company, any of its Subsidiaries or any of their respective directors and executives, officers and other individuals authorized to make official communications on the Company’s behalf or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company, its Subsidiaries or any of their respective directors, executive officers or other individuals authorized to make official communications on the Company’s behalf.

8. This Release is mutual, and the Company hereby releases Executive from all claims except for claims with respect to (i) any potential breach of fiduciary duty by Executive, and (ii) any act or failure to act that Executive has concealed from the Company’s chief executive officer and/or board of directors, and to the same extent as described above in this Release, effective as of the seventh day following the date hereof, if Executive has not rescinded this Release in accordance with Section 6(f) hereof. Executive hereby represents and warrants to the Company and each of the Company Parties that at no time prior to or contemporaneous with his execution of this Release has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company or any of its Subsidiaries (as defined

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in the Agreement) and hereby acknowledges and agrees that the Company’s release of claims against the Executive herein is conditioned upon the accuracy such representation and warranty on the part of Executive.

9. Miscellaneous

(a) This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b) The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c) The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d) This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

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(f) No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION HERETO OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*    *    *    *    *

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Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Executive]

Witness:

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